UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Information Required in Proxy Statement

Schedule 14a Information

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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THE GABELLI GLOBAL MULTIMEDIA TRUST, INC.
(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT LLC
WESTERN INVESTMENT HEDGED PARTNERS L.P.
WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P.
WESTERN INVESTMENT TOTAL RETURN FUND LTD.
ARTHUR D. LIPSON
JOSHUA MASSEY
DAVID MASSEY
GREGORY R. DUBE

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Western Investment LLC (“Western Investment”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies by Western Investment at the 2010 annual meeting of shareholders (the “Annual Meeting”) of the Gabelli Global Multimedia Trust, Inc. (the “Fund”).  Western Investment has filed a definitive proxy statement with the SEC with regard to the Annual Meeting.

Item 1:  On May 19, 2010, Western Investment delivered the following letter to shareholders of the Fund:

WESTERN INVESTMENT LLC

May 18, 2010

Dear Fellow Shareholder:

Western Investment LLC is one of the largest shareholders in the Gabelli Global Multimedia Fund (the “Fund” or “GGT”).  We are the beneficial owner of  980,632 shares with a current value of almost $7.2 million, representing more than 7% of the Fund’s shares outstanding.  We are deeply concerned about our Fund’s direction under the leadership of Mario Gabelli.  That is why we are asking for you to vote the GOLD Proxy to elect our two nominees to the Fund’s eight-member Board of Directors and give shareholders two seats at the table.

By almost any measure, the Fund’s performance has been abominable.  Mr. Gabelli may seek to put a cheery perspective on it, highlighting the past year or so.  Do Not Be Misled!  Over the past ten years ending December 31, 2009, common stockholders have experienced a negative annual investment total return of almost 5.5% and have seen the Fund’s share price fall from $18.75 to $6.61.  We believe the management of the Fund has acted to protect its own interests above those of shareholders.  There is a critical need for independent shareholder representation in the GGT boardroom.  We are offering you the opportunity to put it there.

Earlier this year we approached Mr. Gabelli about taking action to reduce the excessive discount to net asset value (NAV) at which the Fund has historically traded.  We should not have had to do this.  A manager who is concerned with his shareholders would have taken action without prompting.

The Fund’s NAV reflects the value of its portfolio of securities less any debt and amounts due the preferred shareholders.  The discount to NAV is the gap between the market price of your stock and its NAV per share.   In a well-run fund, the market price and the NAV per share should be very close.  If it isn’t, management should see it as a duty to take action to close the gap.  This appears to be a foreign concept for Mr. Gabelli not only with respect to GGT, but to other funds managed by him.  For example, The Gabelli Dividend and Income Trust (NYSE: “GDV”) and The Gabelli Healthcare and Wellness Trust (NYSE: “GRX”), both of which are managed by Mr. Gabelli, are also currently trading at double digit discounts.  While Mr. Gabelli is formulating a plan to fix GGT, he might also spend some time thinking about how to fix the problems with these two funds as well.

One time-tested action is for the Fund to aggressively purchase discounted shares in the open market, accommodating those holders who wish to sell and increasing both the NAV and the earnings per share of the remaining shares.  The Fund, under Mr. Gabelli, despite being authorized since 2005 to repurchase up to 1.7 million shares, has only bought back on average less than 72,000 shares per year.  Hardly enough to make a difference; the discount has remained unacceptable, at times as high as 30.6%.

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Shareholders have not only suffered from terrible investment management, they can liquidate their investment only if they wish to sell their share of the Fund’s assets at a substantial discount to their NAV!   This is fundamentally unfair and management should have taken real steps long ago to remedy it.  Why haven’t they?  We believe that the reason for this failure is because when the Fund buys back shares, while it increases shareholders’ NAV and gives them liquidity, it also reduces the Fund’s total assets, which reduces the fees Mr. Gabelli is allowed to receive for his (poor) management of the Fund.

When we voiced our concerns to Mr. Gabelli, his response was to have the Fund sue us (possibly using your money to pay at least 6 different lawyers at 2 large national law firms), seeking to sterilize our right to vote more than half of our shares!  In our view, the real purpose of the lawsuit was to try to intimidate us from running a proxy contest for shareholder representation on the Fund’s Board of Directors.  Gabelli’s strategy was a miserable failure in every respect: the lawsuit was dismissed; we were not intimidated; and with your help (by voting the GOLD proxy card), shareholders will finally have real representation on the Fund’s Board.  However, the fact remains that the reaction of the management of your publicly held Fund to the suggestion of one of its largest investors that it take steps to improve the market price of its shares, was to sue the investor – wasting money on a frivolous lawsuit!

The incumbent directors are not getting the job done for shareholders.  The Fund’s string of miserable performances handed in by Gabelli Funds LLC and the shares’ discount issue will only be addressed if shareholders get representation on the Fund’s Board of Directors.  That’s why we are asking you to vote the GOLD Proxy to elect Western’s  two experienced investor nominees to the Fund’s Board at the upcoming 2010 Annual Meeting of Shareholders.

Gregory R. Dube (Age 55) is the founder of Roseheart Associates (“Roseheart”), a private company that invests in securities and real estate, and has served as managing member and Chairman since its inception in 1997.  From 1998 to 2002, Mr. Dube was at Alliance Capital, as head of the Global High Yield Group from 1999 to 2002.  Before joining Alliance Capital, Mr. Dube was a partner at Donaldson, Lufkin & Jenrette.  Mr. Dube has an extensive background in the credit securities markets, including experience with trading and selling credit instruments, including corporate, high-yield, private placement, mortgage, Euro and distressed debt and derivatives.  Mr. Dube’s extensive investment experience, background in the credit securities markets and public board experience provides unique insight to challenges and issues facing the Fund.

Arthur D. Lipson (Age 67) has been managing private investment partnerships since 1995.  He has been the sole managing member of Western Investment, which specializes in investing in undervalued companies.  Mr. Lipson previously headed up fixed income research for Lehman Brothers and for Paine Webber, was a known leader in the industry, and created, among other things, the Lehman Brothers bond indices.  From 2007 to 2008, Mr. Lipson served as a director of Pioneer Municipal and Equity Income Trust (“PBF”), during which time Mr. Lipson oversaw the elimination of a 17% discount to PBF’s net asset value and the merger of PBF into Pioneer Tax Free Income Fund, an open-end fund.  Mr. Lipson’s extensive investment experience, particularly with respect to closed-end funds, gives him strong insight into the challenges and issues facing the Fund.

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Shareholders need representation on the GGT Board.  Shareholders deserve a voice in the GGT boardroom.  The Board currently consists entirely of directors who serve on the boards of, and are compensated by, other companies in the Gabelli fund complex.  They either sanctioned or sat idly by when Mr. Gabelli wasted money on a frivolous lawsuit to try to prevent us from exercising our democratic right to vote our Fund shares and to intimidate us from waging this proxy contest.  Vote to protect your investment.  Vote for truly independent representation in the GGT boardroom.  Vote your GOLD proxy today, by phone or internet, or by signing, dating and returning the GOLD card.  Thank you for your support.

Sincerely,

Arthur D. Lipson

If you have any questions or need assistance voting your Shares, please call:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022

Stockholders Call Toll-Free at: (888) 750-5834
Banks and Brokers Call Collect at: (212) 750-5833

You may also contact Western Investment LLC via email at
info@fixmyfund.com

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